Exhibit 99.2

Chart Industries Successfully Extends and Increases Senior Credit Facility
Cleveland, Ohio – October 30, 2014 - Chart Industries, Inc. (Nasdaq: GTLS), announced today that it has amended its senior secured credit facility. The amendment combines the Company’s prior term loan and revolving credit facility into a single revolving credit facility and increases it by $150 million, up to $450 million, extends it two years to October 2019, and lowers the borrowing costs under the agreement.
As a result of the amendment, the Company’s prior outstanding term loan of $65.6 million has been transferred to the revolving credit facility. The amended facility also includes an expansion option permitting the Company to add up to an aggregate of $200 million in term loans or revolving credit commitments from its existing lenders or new lenders. Loans under the facility bear interest at LIBOR or Prime, plus a margin that varies with the Company's net debt to EBITDA ratio, which should result in effective interest rates 0.5% below the Company’s prior credit facility. The prior senior credit facility was scheduled to mature in April 2017.
Under the terms of the amended facility, significant financial covenants include a maximum net debt to EBITDA ratio of 3.25 and a minimum interest coverage to EBITDA ratio of 3.0, which are the same that applied under the prior facility. However, the Company is able to increase its leverage ratio to 3.75 for 12 months, if necessary, following an acquisition or plant expansion of $100 million or greater. The amended credit facility was arranged and syndicated by J. P. Morgan Securities LLC. JPMorgan Chase Bank, N.A. will continue to act as Administrative Agent.
"This amended agreement gives us additional liquidity and flexibility to continue to achieve our growth plans, while maintaining pricing that is representative of our sound balance sheet and strong credit quality," stated Michael Biehl, Executive Vice President and Chief Financial Officer. "We appreciate the continued partnership and support of our group of lenders in completing this amended five-year facility.”
Additional information regarding the terms of the amended senior secured credit facility will be contained in the Company’s Quarterly Report on Form 10-Q to be filed later today, as well as in a Current Report on Form 8-K which will be filed with the Securities and Exchange Commission within the next few business days. The Form 8-K will include a copy of the amended facility.

Certain statements made in this news release are, or imply forward-looking statements, such as statements concerning business plans, market trends, performance, and other information that is not historical in nature. These statements are made based on Chart’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as vulnerability of markets to economic downturns, a delay or reduction in customer purchases, competition, fluctuations in energy prices or changes in government energy policy, management of fixed-price contract exposure, reliance on the availability of key supplies and services, fluctuations in foreign currency exchange and interest rates, and modification or cancellation of customer contracts. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart's filings with the Securities and

Exchange Commission, including Item 1A - Risk Factors, of Chart's most recent Annual Report on Form 10-K. Chart undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chartindustries.com.

For more information, click here:
http://ir.chartindustries.com/
Contact:

Ken Webster    or     Jim Fischman
Vice President, Chief Accounting     Director of Investor Relations and
Officer and Controller     Financial Planning
216-626-1216    216-626-1216
ken.webster@chartindustries.com     jim.fischman@chartindustries.com

2